Exhibit 10.16

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of this 9th day of January 2014 by and between Isle of Capri Casinos, Inc., a Delaware corporation (the “Company”), and Edmund L. Quatmann, Jr. (“Employee”).

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated as of July 1, 2008 (the “Agreement”);

WHEREAS, a Code Section 409A Compliance Addendum to the Agreement was entered into between the Company and Employee effective as of January 1, 2009; and

WHEREAS, amendment of the Agreement is now considered desirable.

NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the Company and Employee hereby agree that the Agreement is hereby amended, effective as of December 2, 2013, by substituting the following for Section 4 of the Agreement:

“4.                                Change in Control of the Company.  If (i) there is a sale, acquisition, merger, or buyout of the Company to an unaffiliated person, or any person that is not an ‘affiliate’ (as such term is defined under the Securities Exchange Act of 1934) of the Company or any of its shareholders on July 1, 2008 becomes the legal and beneficial owner of more than 50% of the Company’s common stock (a ‘Change in Control’), and (ii) immediately prior to, on or within 12 months after such Change in Control, (A) the Company terminates the Term of Employment pursuant to Section 3(a)(ii) (for any reason without ‘cause’) or (B) Employee voluntarily terminates the Term of Employment pursuant to Section 3(a)(iii) in circumstances where there has been a significant reduction in the authority, responsibilities, position or compensation of Employee or Employee has been required to move the location of his principal residence a distance of more than 35 miles, and the Company has failed to remedy such situation within 30 days after receipt of Employee’s written notice thereof, then in lieu of the severance payments, if any, otherwise payable to Employee under Section 3 of the Agreement, Employee will be entitled to the following severance payments and benefits:

(a)                                 Two times Annual Base Salary payable in 24 monthly installments beginning on the first day following the six-month anniversary of Employee’s Termination of Employment (as defined in the Compliance Addendum—Code Section 409A to this Agreement); plus a lump sum payment equal to the amount of any earned but unpaid bonus plus the average of the previous 3 years bonus payment, inclusive of deferred amounts, if any, which lump sum shall be paid to Employee on the first day following the six-month anniversary of Employee’s Termination of Employment.

Notwithstanding the foregoing, the Board of Directors may authorize that portion of the foregoing payments under this Section 4(a) that qualify as a 409A Exempt Payment (as defined in Section 3(a)(ii)) to be paid in a single lump sum to Employee on the first payroll date following Employee’s Termination of Employment; and the remaining Annual Base Salary amounts to be paid to Employee in 24 equal installments beginning on the six-month anniversary of Employee’s Termination of Employment and ending on the second anniversary of Employee’s Termination of Employment and the remaining bonus amount, if any, to be paid in a single lump sum on the six-month anniversary of Employee’s Termination of Employment.

(b)                                 During the 24-month period following Employee’s Termination of Employment (the ‘Continuation Period’) Employee will receive continuation coverage for himself and his spouse and dependents under the Company’s group medical, dental and vision plans (collectively, the ‘Medical Plan’), at Employee’s sole expense, consistent with the level of coverage otherwise in effect as of his Termination of Employment.  During the Continuation Period, the Company shall provide to Employee an amount such that, after the payment of all income and employment taxes due with respect to such amount, there remains an amount equal to the Company’s premium contribution paid with respect to its active employees for the level of coverage provided to Employee and his spouse and dependents under the Medical Plan during such period.  Any payment required pursuant to the preceding sentence shall be paid monthly during the Continuation Period; provided, however, that that payment for the period beginning on Employee’s Termination of Employment and ending on the six month anniversary of Employee’s Termination of Employment shall be paid in a lump sum on the first day following the six month anniversary of Employee’s Termination of Employment.  Nothing in this Section 4(b) shall be deemed to offset or otherwise limit the period of continuation coverage otherwise available to Employee and his spouse and dependents under Code Section 4980B, which shall be deemed to commence following the end of the Continuation period and shall be provided at Employee’s sole expense.

Upon the occurrence of a Change in Control, all stock options owned by Employee shall become fully vested and exercisable.  As a condition to receiving the payments described in clause (a) above, Employee shall be required to execute and deliver to the Company a general release in customary and agreed form, provided that if Employee fails to sign the release, Employee shall not be entitled to any severance payments or benefits under this Section 4; and provided further, if any severance payments or benefits are subject to Section 409A of the Code, Employee shall only be entitled to any such severance payments or benefits if such release has been executed, is effective and the applicable revocation period has expired no later than the date as of which such payment of the severance or benefits are otherwise to commence and if such requirements are not satisfied, Employee shall not be entitled to any such portion of the severance payments or benefits thereafter.”

This Amendment was executed on behalf of the Company by its duly authorized officer and by Employee as of the dates set forth below and effective as provided herein.  If this Amendment was executed in multiple counterparts, each of which has been deemed an original.

IN WITNESS HEREOF, each party has caused this Amendment to be executed in a manner appropriate for such party as of the date first above written.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ Virginia McDowell
Name: Virginia McDowell
Its: President and Chief Executive Officer

EMPLOYEE

/s/ Edmund L. Quatmann, Jr.
Edmund L. Quatmann, Jr.